SOUTHCREST FINANCIAL GROUP, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SouthCrest Financial
Group, Inc.
and Subsidiary

Consolidated Financial Statements

December 31, 2020 and 2019
(with Independent Auditor’s Report thereon)

235 Peachtree Street, NE	404 588 4200
Suite 1800 wipfli.com	wipfli.com
Atlanta, GA 30303
INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
SouthCrest Financial Group, Inc.
Atlanta, Georgia
Report on the Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of SouthCrest Financial Group, Inc. and subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the “financial statements”).
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SouthCrest Financial Group, Inc. and subsidiary as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Other Matter
The consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of SouthCrest Financial Group, Inc. and subsidiary for the year ended December 31, 2018 were audited by Porter Keadle Moore, LLC, who effected a Practice Combination with Wipfli LLP as of October 1, 2019 and whose report dated March 28, 2019, expressed an unmodified opinion on those consolidated financial statements.

Atlanta, Georgia
April 1, 2021

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2020 and 2019
(Dollars in thousands, except share and per share data)

	2020	2019
Assets
Cash and due from banks	$6,895	$7,792
Interest-bearing deposits with other banks	75,533	31,252
Federal funds sold	4,912	5,215
Investment securities available-for-sale	256,478	131,397
Investment securities held-to-maturity (fair value of $5,044 and $5,062 at December 31, 2020 and December 31, 2019, respectively)	5,000	5,000
Restricted equity securities, at cost	4,124	3,483
Loans, net	322,979	331,595
Bank-owned life insurance	23,009	22,456
Premises and equipment, net	8,581	8,862
Intangible assets, net	1,089	84
Other real estate owned	447	497
Other assets	6,043	8,328
Total assets	$715,090	$555,961
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$130,268	$103,154
Interest-bearing	465,395	362,134
Total deposits	595,663	465,288
Borrowings	52,246	34,688
Other liabilities	2,302	2,152
Total liabilities	650,211	502,128
Commitments and contingencies
Stockholders’ equity:
Series D Preferred stock, no par value, 2,500,000 shares authorized, 1,935,636 shares issued and outstanding	9,515	9,515
Series AAA Preferred stock, $1 par value, 500,000 shares authorized, 116,881 and 119,123 shares issued and outstanding, respectively	117	119
Common stock, $1 par value; authorized 50,000,000 shares; 6,374,469 and 6,367,793 issued, respectively	6,374	6,368
Additional paid-in capital – Series AAA Preferred stock	1,487	1,516
Additional paid-in capital	59,238	59,141
Accumulated deficit	(13,803)	(18,401)
Accumulated other comprehensive income	7,557	724
Treasury stock, at cost (609,849 and 535,000 shares, respectively)	(5,606)	(5,149)
Total stockholders’ equity	64,879	53,833
Total liabilities and stockholders’ equity	$715,090	$555,961
See accompanying notes to consolidated financial statements.

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Income
For the Years Ended December 31, 2020, 2019 and 2018
(Dollars in thousands, except share and per share data)

	2020	2019	2018
Interest income:
Loans	$16,330	17,168	15,977
Investment securities – taxable	3,912	4,156	4,702
Investment securities – nontaxable	1,423	63	66
Federal funds sold	26	60	31
Interest-bearing deposits in other banks	135	315	246
Total interest and dividend income	21,826	21,762	21,022
Interest expense:
Interest expense – deposits	2,221	2,298	1,411
Interest expense – borrowings	669	564	869
Total interest expense	2,890	2,862	2,280
Net interest income	18,936	18,900	18,742
Provision for loan losses	600	39	171
Net interest income after provision for loan losses	18,336	18,861	18,571
Other income:
Service charges on deposit accounts	1,436	1,924	2,096
Other service charges and fees	1,126	1,092	1,132
Net gain on sales of investment securities available-for-sale	1,782	70	191
Income on bank-owned life insurance	553	548	549
(Loss) gain on sales and foreclosures of other real estate owned, net	(21)	166	79
Other operating income	573	590	576
Total other income	5,449	4,390	4,623
Other expenses:
Salaries and employee benefits	9,328	9,246	9,518
Equipment and occupancy expenses	1,958	2,284	2,452
Amortization of intangibles	23	32	126
Writedowns of other real estate owned	50	172	176
Other	4,911	5,112	5,928
Total other expenses	16,270	16,846	18,200
Income before income taxes	7,515	6,405	4,994
Income tax expense	1,321	1,443	1,015
Net income	$6,194	4,962	3,979
Basic earnings per common share	$0.79	0.60	0.47
Diluted earnings per common share	$0.79	0.60	0.47
See accompanying notes to consolidated financial statements.

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2020, 2019 and 2018
(Dollars in thousands)

	2020	2019	2018
Net income	$6,194	4,962	3,979
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available-for-sale arising during period, net of taxes of $2,765, $1,346, and $497	8,164	3,946	(1,457)
Reclassification adjustments for gains included in operations, net of taxes of $451, $18, and $6486	(1,331)	(52)	(143)
Other comprehensive income (loss)	6,833	3,894	(1,600)
Comprehensive income	$13,027	8,856	2,379
See accompanying notes to consolidated financial statements.

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2020, 2019 and 2018
(Dollars in thousands)

	Preferred Stock				Additional Paid-in Capital Series AAA Preferred	Common Stock		Additional Paid-In Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
	Series A	Series B	Series D	Series AAA		Shares	Par Value
Balance, December 31, 2017	$—	—	10,304	127	1,630	6,190,012	6,190	58,077	—	(21,142)	(1,570)	53,616
Net income	—	—	—	—	—	—	—	—	—	3,979	—	3,979
Cashless exercise of stock options	—	—	—	—	—	8,620	9	(48)	—	—	—	(39)
Stock compensation awards	—	—	—	—	—	—	—	178	—	—	—	178
Dividends declared	—	—	—	—	—	—	—	—	—	(766)	—	(766)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	(1,600)	(1,600)
Balance, December 31, 2018	—	—	10,304	127	1,630	6,198,632	6,199	58,207	—	(17,929)	(3,170)	55,368
Net income	—	—	—	—	—	—	—	—	—	4,962	—	4,962
Cashless exercise of stock options	—	—	—	—	—	230	—	(1)	—	—	—	(1)
Issuance of restricted shares	—	—	—	—	—	330	—	—	—	—	—	—
Stock compensation awards	—	—	—	—	—	—	—	193	—	—	—	193
Conversion of Series D and AAA preferred stock to common stock	—	—	(789)	(8)	(114)	168,601	169	742	—	—	—	—
Purchase of treasury stock	—	—	—	—	—	—	—	—	(5,149)	—	—	(5,149)
Dividends declared	—	—	—	—	—	—	—	—	—	(5,434)	—	(5,434)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	3,894	3,894
Balance, December 31, 2019	—	—	9,515	119	1,516	6,367,793	6,368	59,141	(5,149)	(18,401)	724	53,833
Net income	—	—	—	—	—	—	—	—	—	6,194	—	6,194
Cashless exercise of stock options	—	—	—	—	—	939	—	(4)	—	—	—	(4)
Stock compensation awards	—	—	—	—	—	—	—	76	—	—	—	76
Conversion of AAA preferred stock to common stock	—	—	—	(2)	(29)	5,737	6	25	—	—	—	—
Purchase of treasury stock	—	—	—	—	—	—	—	—	(457)	—	—	(457)
Dividends declared	—	—	—	—	—	—	—	—	—	(1,596)	—	(1,596)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	6,833	6,833
Balance, December 31, 2020	$—	—	9,515	117	1,487	6,374,469	6,374	59,238	(5,606)	(13,803)	7,557	64,879
See accompanying notes to consolidated financial statements.

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2020, 2019 and 2018
(Dollars in thousands)

	2020	2019	2018
Cash flows from operating activities:
Net income	$6,194	4,962	3,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	879	1,150	1,235
Amortization of intangibles	23	32	126
Other amortization	917	671	833
Provision for loan losses	600	39	171
Deferred tax expense	1,321	1,443	1,376
Stock-based compensation	76	193	178
Deferred compensation expense (income)	5	(11)	23
Net gain on sales of investment securities available-for-sale	(1,782)	(70)	(191)
Income on bank-owned life insurance	(553)	(548)	(549)
(Increase) decrease in interest receivable	(1,096)	207	(168)
Decrease in income taxes receivable	—	—	339
(Decrease) increase in interest payable	(90)	305	168
Loss on disposal of premises and equipment	4	12	—
Writedowns of premises and equipment	—	—	2
Loss (gain) on sales of other real estate owned	21	(166)	(79)
Writedowns of other real estate owned	50	172	176
Change in other assets and other liabilities	(1,048)	17	(819)
Net cash provided by operating activities	5,521	8,408	6,800
Cash flows from investing activities:
Net change in interest-bearing deposits in other banks	(44,281)	(19,828)	24,991
Net change in federal funds sold	303	855	(3,714)
Purchases of investment securities available-for-sale	(182,681)	(41,925)	(24,432)
Proceeds from sales of investment securities available-for-sale	55,285	57,868	10,766
Proceeds from calls of investment securities held-to-maturity	—	2,000	—
Proceeds from calls, maturities and paydowns of investment securities available-for-sale	12,326	10,016	12,349
Purchase of restricted equity securities	(1,066)	(1,555)	(699)
Redemptions of restricted equity securities	425	1,275	1,497
Net decrease (increase) in loans	9,110	(16,292)	(26,717)
Purchases of premises and equipment	(602)	(514)	(833)
Proceeds from sales of other real estate owned	13	848	703
Net cash received from purchase of branch accounts	27,048	—	—
Net cash used in investing activities	(124,120)	(7,252)	(6,089)
See accompanying notes to consolidated financial statements.

SOUTHCREST FINANCIAL GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows, continued
For the Years Ended December 31, 2020, 2019 and 2018
(Dollars in thousands)

	2020	2019	2018
Cash flows from financing activities:
Net increase in deposits	$102,197	$1,661	$18,956
Proceeds from FHLB advances	25,000	50,000	—
Repayments of FHLB advances	(10,000)	(50,000)	(10,000)
Proceeds from long-term borrowing	2,558	4,688	—
Purchase of treasury stock	(457)	(5,149)	—
Common stock dividends paid	(1,596)	(5,434)	(5,847)
Net cash provided by (used in) financing activities	117,702	(4,234)	3,109
Net change in cash and due from banks	(897)	(3,078)	3,820
Cash and due from banks at beginning of year	7,792	10,870	7,050
Cash and due from banks at end of year	$6,895	$7,792	$10,870
Supplemental disclosures
Cash paid for:
Interest	$2,980	$2,557	$2,112
Noncash transactions:
Principal balances of loans transferred to other real estate owned	$34	$530	$449
Financed sales of other real estate owned	$—	$—	$1,588
Unrealized gain (loss) on investment securities available-for-sale, net	$6,833	$3,894	$(1,600)
Change in dividends payable	$—	$—	$(5,100)
See accompanying notes to consolidated financial statements.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(1)Summary of Significant Accounting Policies
Nature of Operations
SouthCrest Financial Group, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary bank, SouthCrest Bank, N.A. (the “Bank”), The Bank is a commercial bank located in Atlanta, Georgia operating branches located in Atlanta, Cumming, Fayetteville, Thomaston, Manchester, Luthersville, Cedartown, Rockmart and Chickamauga, Georgia. The Bank provides a full range of banking services in its primary market area of Fulton, Forsyth, Fayette, Upson, Meriwether, Polk, and Walker Counties, Georgia and the surrounding counties. The Company considers its banking services to represent a single reporting segment. The Company is regulated by the Federal Reserve Bank and the Bank is regulated by the Office of the Comptroller of the Currency. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”).
Basis of Presentation and Accounting Estimates
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.
In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of other real estate owned and deferred taxes, other-than-temporary impairments of securities, and the fair value of financial instruments.
The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.
While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.
The Company has evaluated all transactions, events, and circumstances for consideration or disclosure through April 1, 2021, the date these consolidated financial statements were available to be issued and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.
Cash, Due from Banks and Cash Flows
For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection, and amounts due from banks. Cash flows from loans, interest-bearing deposits in other banks, federal funds sold, and deposits are reported net.
From time to time, the Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. There were no required reserve balances with the Federal Reserve Bank at December 31, 2020 and 2019.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Securities
Debt securities held for trading consist of securities that are held principally for resale in the near term. These securities are recorded at fair value based on quoted market prices. Changes in fair value are recorded in earnings. Interest and dividends are included in net interest income.
Securities, continued
Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity are classified as available-for-sale and are carried at fair value, with unrealized gains and losses reported in other comprehensive income or loss. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the estimated lives of the securities. Gains and losses on the sale of securities are recorded on the trade date and determined using the specific-identification method.
The Company evaluates investment securities for other-than-temporary impairment using relevant accounting guidance specifying that (a) if the Company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss that has occurred in the security. If management does not intend to sell the security and it is more likely than not that they will not have to sell the security before recovery of the cost basis, management will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income (loss).
Restricted Equity Securities
The Company is required to maintain an investment in capital stock of various entities. Based on redemption provisions of these entities, the stock has no quoted market value and is carried at cost. At their discretion, these entities may declare dividends on the stock. Management reviews these stocks for impairment based on the ultimate recoverability of the cost basis in these stocks.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances less deferred fees and costs on originated loans and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct origination costs of consumer and installment loans, are recognized at the time the loan is placed on the books. Loan origination fees for all other loans are deferred and recognized as an adjustment of the yield over the life of the loan using the straight-line method.
Accrual of interest on loans is discontinued when management believes, after considering current economic conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. All interest accrued but not collected for loans that are placed on nonaccrual is reversed against interest income for the current year or if the interest was accrued in prior periods, the amount is charged to the allowance for loan losses. Interest income on nonaccrual loans is recognized on the cash basis or cost recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest when due. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
The Bank services mortgage loans that it originated and sold to the Federal Home Loan Mortgage Corporation (“Freddie Mac”). The Bank’s servicing obligations include receiving payments, maintaining escrow accounts and paying hazard insurance, mortgage insurance, and taxes from such accounts, collecting past due fees, resolving payment problems and disputes, generating coupon payment books, and reporting loan balances to Freddie Mac each month. The Bank normally receives servicing fees of one quarter of one percent (.0025) of the outstanding loan balance of the loan servicing portfolio from Freddie Mac. The Bank accounts for loan servicing revenues by booking such revenues as they are received.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the uncollectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower's ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.
The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For impaired loans, an allowance is established when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for other qualitative factors. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
The Company designates loan modifications as troubled debt restructurings (“TDRs”) when, for economic or legal reasons related to the borrower’s financial difficulties, it grants a concession to the borrower that it would not otherwise consider. TDRs can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. In circumstances where the TDR involves charging off a portion of the loan balance, the Company typically classifies these restructurings as nonaccrual loans.
In connection with restructurings, the decision to maintain a loan that has been restructured on accrual status is based on a current, well documented credit evaluation of the borrower’s financial condition and prospects for repayment under the modified terms. This evaluation includes consideration of the borrower’s current capacity to pay, which among other things may include a review of the borrower’s current financial statements, an analysis of global cash flow sufficient to pay all debt obligations, a debt to income analysis, and an evaluation of secondary sources of payment from the borrower and any guarantors. This evaluation also includes an evaluation of the borrower’s current willingness to pay, which may include a review of past payment history, an evaluation of the borrower’s willingness to provide information on a timely basis, and consideration of offers from the borrower to provide additional collateral or guarantor support. The credit evaluation also reflects consideration of the borrower’s

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
future capacity and willingness to pay, which may include evaluation of cash flow projections, consideration of the adequacy of collateral to cover all principal and interest, and trends indicating improving profitability and collectability of receivables.
Allowance for Loan Losses, continued
Restructured nonaccrual loans may be returned to accrual status based on a current, well-documented credit evaluation of the borrower’s financial condition and prospects for repayment under the modified terms. This evaluation must include consideration of the borrower’s sustained historical repayment for a reasonable period, generally a minimum of six months, prior to the date on which the loan is returned to accrual status.
Premises and Equipment
Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in current operations. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

Building and improvements	20–40 Years
Leasehold improvements	5–10 Years
Furniture and equipment	5–10 Years
Computer and software	3–5 Years
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company - put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Other Real Estate Owned
Other real estate acquired through, or in lieu of, loan foreclosure is held for sale and is initially recorded at fair value less selling costs. Any write down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed.
Intangible Assets
Intangible assets consist of core deposit premiums and mortgage servicing rights. The core deposit premiums were acquired in connection with business combinations. The core deposit premium is initially recognized based on a valuation performed as of the consummation date. The core deposit premium is amortized over the average remaining life of the acquired customer deposits, normally 8 to 12 years, using an accelerated or straight-line method, depending on the results of the initial valuation of the specific intangibles. Mortgage servicing rights are recognized initially at fair value as loans are sold into the secondary market with servicing rights retained and are amortized over the estimated life of the underlying loans. All intangible assets are tested annually for potential impairment.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Income Taxes
The Company accounts for income taxes using the liability method. The accounting guidance related to accounting for uncertainty in income taxes sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.
Income Taxes, continued
The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets may be reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Stock-Based Compensation
Stock-based compensation accounting guidance requires that the compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock-based compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.
The stock-based compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards and stock grants. The Company recognized stock-based compensation of $76,000, $193,000 and $178,000, for the years ended December 31, 2020, 2019, and 2018, respectively.
Treasury Stock
Treasury Stock is accounted for by the cost method. Subsequent reissuances are accounted for at average cost.
Profit-Sharing Plan
Profit-sharing plan costs are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for federal income tax purposes.
Earnings Per Share
Basic earnings per common share are computed by dividing net earnings available to common shareholders by the weighted-average number of shares of common stock outstanding. Diluted earnings per common share is computed by dividing net income by the effect of the issuance of potential common shares that are dilutive and by

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
the sum of the weighted-average number of shares of common stock outstanding. Anti-dilutive potential common shares are excluded from the diluted earnings per share computation.
Earnings Per Share, continued

	Years Ended December 31,
	2020	2019	2018
Net income available to common shareholders	$6,194	4,962	3,979
Weighted average common shares and equivalents outstanding	7,846,683	8,234,569	8,416,540
Dilutive common shares effect of stock options	27,590	67,469	87,809
Diluted common shares and equivalents	7,874,273	8,302,038	8,504,349
Basic earnings per common share	$0.79	0.6	0.47
Diluted earnings per common share	$0.79	0.6	0.47
Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in operations. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
Nonvoting Common Stock
The Company is authorized to issue 50,000,000 shares of nonvoting common stock. As of December 31, 2020, the Company has not issued any such shares.
Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 15. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.
Revenue Recognition
As of January 1, 2018, the Company adopted ASU 2014-09 (Topic 606) using the modified retrospective approach. The adoption of the guidance had no material impact on the measurement, timing, or recognition of revenue; however, additional disclosures have been added in accordance with the ASU. See Note 1 for additional information on this new accounting standard.
Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. In addition, certain noninterest income categories such as gains or losses associated with mortgage servicing rights, derivatives, and income from bank-owned life insurance are not within the scope of the new guidance. The main types of revenue contracts within the scope of Topic 606 include service charges on deposit accounts, card interchange income, and certain other noninterest income. These contracts are discussed in detail below:
Service charges on deposit accounts: The deposit contract obligates the Company to serve as a custodian of the customer’s deposited funds and is generally terminable at will by either party. This contract permits the customer to access the funds on deposit and request additional services related to the deposit account. Service charges on deposit accounts consist of account analysis fees (net fees earned on analyzed business and public checking accounts), monthly service charges, nonsufficient fund (“NSF”) charges, and other deposit account related charges. The Company’s performance obligation for account analysis fees and monthly service charges is generally satisfied, and the related revenue recognized, over the period in which the service is provided (typically on a monthly basis); while NSF charges and other deposit account

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
related charges are largely transactional based and the related revenue is recognized at the time the service is provided.
Card interchange income: A contract between the Company, as a card-issuing bank, and its customers whereby the Company receives a transaction fee from the merchant’s bank whenever a customer uses a debit or credit card to make a purchase. The performance obligation is completed and the fees are recognized as the service is provided (i.e., when the customer uses a debit or credit card). These amounts are included in Other service charges and fees on the consolidated statements of operations.
Revenue Recognition, continued
Other noninterest income: Other noninterest income includes several items, such as wire transfer income, check cashing fees, check printing fees, safe deposit box rental fees, management fee income, and consulting fees. These fees are generally recognized at the time the service is provided. These amounts are included in Other operating income on the consolidated statements of operations.
Risk and Uncertainties
Beginning in March 2020, the United States economy began suffering adverse effects from the COVID 19 Virus Crisis ("CV19 Crisis").  As of the date of issuance of the consolidated financial statements, the Company had not yet suffered material adverse impact from the CV19 Crisis.  The future impact of the CV19 Crisis on the Company cannot be reasonably estimated at this time.
Recent Accounting Standards
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The main objective of the ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in the ASU replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The ASU is effective for the Company for the fiscal year beginning after December 15, 2020, and interim periods within the fiscal year beginning after December 15, 2022. Early adoption is permitted for the fiscal year beginning after December 15, 2018, including interim periods within this fiscal year. The Company is currently evaluating the impact of ASU 2016-13 on the consolidated financial statements, although the general expectation in the banking industry is that the implementation of this standard will result in higher required balances in the allowance for loan losses.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. This ASU modifies the disclosure requirements for fair value measurements by removing, modifying or adding certain disclosures. The updated guidance is effective for annual reporting periods, including interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. As the new ASU only revises disclosure requirements, it did not have a material impact on the Company’s consolidated financial statements.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(2)Investment Securities
The Company maintains an investment securities portfolio with 159 unique security positions. The amortized cost and fair value of securities available-for-sale with gross unrealized gains and losses are summarized as follows (dollars in thousands):

December 31, 2020:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government-sponsored enterprises (GSE)	$210	$—	$(1)	$209
State and municipal securities	120,357	7,243	(82)	127,518
Corporate bonds	15,384	196	(311)	15,269
Mortgage-backed securities	85,780	3,209	(113)	88,876
Asset-backed securities	24,631	7	(32)	24,606
Total securities available-for-sale	$246,362	$10,655	$(539)	$256,478

December 31, 2019:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government-sponsored enterprises (GSE)	$319	$—	$(1)	$318
State and municipal securities	20,441	280	(43)	20,678
Corporate bonds	14,518	273	(92)	14,699
Mortgage-backed securities	95,150	1,057	(505)	95,702
Total securities available-for-sale	$130,428	1,610	(641)	131,397
The amortized cost and fair value of securities held-to-maturity with gross unrealized gains and losses are summarized as follows (dollars in thousands):

December 31, 2020:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate bonds	$5,000	$44	$—	$5,044
Total securities held-to-maturity	$5,000	$44	$—	$5,044

December 31, 2019:
Corporate bonds	$5,000	$62	$—	$5,062
Total securities held-to-maturity	$5,000	$62	$—	$5,062
The amortized cost and fair value of securities available-for-sale and held-to-maturity as of December 31, 2020 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available-for-Sale		Securities Held-to-Maturity
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	$3,663	$3,702	$2,000	$2,044
Due from one to five years	29,202	29,552	3,000	3,000
Due from five to ten years	119,005	125,089	—	—
Due after ten years	8,712	9,259	—	—
Mortgage-backed securities	85,780	88,876	—	—
	$246,362	$256,478	$5,000	$5,044
Securities with a carrying value of $70,597,000 and $65,451,000 at December 31, 2020 and 2019, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Gains and losses on sales of securities available-for-sale consisted of the following (dollars in thousands):

	Years Ended December 31,
	2020	2019	2018
Gross gains	$1,935	233	307
Gross losses	153	163	116
Net realized gains	$1,782	70	191
There were no sales of securities held-to-maturity during 2020, 2019 or 2018.
Restricted equity securities consisted of the following (dollars in thousands):

	December 31,
	2020	2019
Federal Reserve Bank stock	$1,714	1,714
Federal Home Loan Bank stock	2,410	1,769
	$4,124	3,483
The following tables show the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2020 and 2019. There were no held-to-maturity securities in an unrealized loss position at December 31, 2020 or 2019 (dollars in thousands).

	Less Than Twelve Months		Over Twelve Months
Securities Available-for-Sale	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses
December 31, 2020:
GSE	$—	—	(1)	209	(1)
State and municipal securities	(82)	9,819	—	—	(82)
Corporate bonds	(99)	4,433	(212)	1,450	(311)
Mortgage-backed securities	(104)	24,161	(9)	2,446	(113)
Asset-backed securities	(32)	8,255	—	—	(32)
Total	$(317)	46,668	(222)	4,105	(539)

December 31, 2019:
GSE	$—	—	(1)	318	(1)
State and municipal securities	(43)	5,049	—	—	(43)
Corporate bonds	—	—	(92)	2,025	(92)
Mortgage-backed securities	(286)	40,530	(219)	19,409	(505)
Total	$(329)	45,579	(312)	21,752	(641)
GSE debt securities. The unrealized loss on the one investment in GSE was caused by interest rate increases. The contractual terms of this investment do not permit the issuer to settle the security at a price less than the par value of the investment. Because the Company does not intend to sell the investment and it is not more likely than not that the Company will be required to sell the investment before recovery of its amortized cost basis, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2020.
State and municipal securities. The unrealized losses on the five investments in state and municipal securities were caused by interest rate increases. Because the decline in market value is attributable to changes in interest rates

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
and not credit quality, and because the Company does not intend to sell these investments and it is more likely than not that the Company will not be required to sell these investments before recovery of its amortized cost bases, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2020.
Mortgage-backed securities. The unrealized losses on the Company’s investment in 24 GSE mortgage-backed securities were caused by interest rate increases. While the Company purchased those investments at a premium relative to their face amount, such premiums are amortized over the anticipated average life of the securities. Furthermore, contractual cash flows of those investments are guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost bases of the Company’s investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2020.
Corporate bonds. The Company’s unrealized losses on investments in four corporate bonds relate to investments in companies within the financial services sector. The unrealized losses are primarily caused by fluctuations in interest rates and not by decreases in profitability and profit forecasts by industry analysts. The contractual terms of those investments do not permit the Company to settle the security at a price less than the par value of the investments. The Company currently does not believe it is probable that it will be unable to collect all amounts due according to the contractual terms of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of its par value, which may be maturity, it does not consider these investments to be other-than-temporarily impaired at December 31, 2020.
Asset-backed securities. The Company’s unrealized losses on investments in three asset-backed securities relate to investments in companies within the financial services sector. The unrealized losses are primarily caused by fluctuations in interest rates and not by decreases in profitability and profit forecasts by industry analysts. The contractual terms of those investments do not permit the Company to settle the security at a price less than the par value of the investments. The Company currently does not believe it is probable that it will be unable to collect all amounts due according to the contractual terms of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of its par value, which may be maturity, it does not consider these investments to be other-than-temporarily impaired at December 31, 2020.
Other-Than-Temporary Impairment
The Company routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. The most significant factors are default rates and the creditworthiness of the issuer. Other factors may include geographic concentrations, credit ratings, and other performance indicators of the underlying asset. There were no other-than-temporary impairment charges recorded during the years ended December 31, 2020, 2019, and 2018.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(3)Loans and Allowances for Loan Losses
The composition of loans is summarized as follows (dollars in thousands):

	December 31,
	2020	2019
Real estate mortgages:
Commercial	$177,139	166,977
Construction and land development	49,537	47,868
1-4 family first mortgage	49,771	64,956
Other	10,825	14,129
Commercial, financial, and agricultural	37,027	38,122
Consumer	2,048	2,320
	326,347	334,372
Deferred loan costs	360	286
Allowance for loan losses	(3,705)	(3,039)
Accretable discount	(14)	(15)
Non-accretable discount	(9)	(9)
Loans, net	$322,979	331,595
Loans serviced for others totaled $25,928,000 and $34,604,000 at December 31, 2020 and 2019, respectively.
The Company has pledged certain loans secured by 1-4 family residential mortgages under a blanket collateral agreement to secure borrowings from the FHLB. The amount of such pledged loans totaled $67,138,000 and $70,079,000 at December 31, 2020 and 2019, respectively.
For purposes of the disclosures required pursuant to the FASB Accounting Standards Codification 310 for Receivables, the loan portfolio was disaggregated into segments and then further disaggregated into classes for certain disclosures. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for credit losses. There are three loan portfolio segments that include real estate, commercial, and consumer. A class is generally determined based on the initial measurement attribute, risk characteristic of the loan, and an entity’s method for monitoring and assessing credit risk. Commercial, financial, and agricultural is a separate commercial loan class. Classes within the real estate portfolio segment include construction and land development, 1-4 family first mortgages, commercial, and other. Consumer loans are a class in itself.
The following describe risk characteristics relevant to each of the portfolio segments:
Real Estate - As discussed below, the Company offers various types of real estate loan products. All loans within this portfolio segment are particularly sensitive to the valuation of real estate:
•Loans for real estate construction and land development are repaid through cash flow related to the operations, sale or refinance of the underlying property. This portfolio segment includes extensions of credit to real estate developers or investors where repayment is dependent on the sale of the real estate or income generated from the real estate collateral.
•1-4 family first mortgage loans are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property.
•Commercial real estate mortgage loans include owner-occupied commercial real estate loans, owner-occupied construction loans for commercial businesses, and loans secured by income producing properties. Owner-occupied commercial real estate loans to operating businesses are long-term financing of land and buildings. Owner-occupied construction loans for a commercial business are for the development of land or

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
construction of a building. Both of these types of loans are repaid by cash flow generated from the business operation. Real estate loans for income-producing properties such as apartment buildings, office and industrial buildings, and retail shopping centers are repaid from rental income derived from the properties.
•Other real estate mortgage loans include real estate loans secured by farmland, second liens, or open end real estate loans, such as home equity lines. These are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property.
Commercial - The commercial loan portfolio segment includes commercial, financial, and agricultural loans. These loans include loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, or expansion projects. Loans are repaid by business cash flows. Collection risk in this portfolio is driven by the creditworthiness of the underlying borrower, particularly cash flows from the customers’ business operations.
Consumer - The consumer loan portfolio segment includes direct consumer installment loans, overdrafts and other revolving credit loans, educational loans, and municipal loans. Loans in this portfolio are sensitive to unemployment and other key consumer economic measures.
Credit administration and special assets management are both involved in the credit risk management process and assess the accuracy of risk ratings, the quality of the portfolio and the estimation of inherent credit losses in the loan portfolio. This comprehensive process also assists in the prompt identification of problem credits. The Company has taken a number of measures to manage the portfolios and reduce risk, particularly in the more problematic portfolios.
The Company employs a credit risk management process with defined policies, accountability and routine reporting to manage credit risk in the loan portfolio segments. Credit risk management is guided by credit policies that provide for a consistent and prudent approach to underwriting and approvals of credits. Within the Credit Policy, procedures exist that elevate the approval requirements as credits become larger and more complex. All loans are individually underwritten, risk-rated, approved, and monitored.
Responsibility and accountability for adherence to underwriting policies and accurate risk ratings lie in each portfolio segment. For the consumer portfolio segment, the risk management process focuses on managing customers who become delinquent in their payments. For the commercial and real estate portfolio segments, the risk management process focuses on underwriting new business and, on an ongoing basis, monitoring the credit of the portfolios. To ensure problem credits are identified on a timely basis, several specific portfolio reviews occur each quarter to assess the larger adversely rated credits for proper risk rating and accrual status and, if necessary, to ensure such individual credits are transferred to the Special Assets Division.
Credit quality and trends in the loan portfolio segments are measured and monitored regularly. This review includes detailed reports, by product, collateral, and accrual status.
The allowance for loan losses is a valuation reserve established through provisions for loan losses charged against income. The allowance for loan losses, which is evaluated quarterly, is maintained at a level that management deems sufficient to absorb probable losses inherent in the loan portfolio. Loans deemed to be uncollectible are charged against the allowance for loan losses, while recoveries of previously charged-off amounts are credited to the allowance for loan losses. The allowance for loan losses is comprised of specific valuation allowances for loans evaluated individually for impairment, general allocations for pools of homogeneous loans with similar risk characteristics and trends, and an unallocated component that reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
The allowance for loan losses related to specific loans is based on management’s estimate of potential losses on impaired loans as determined by (1) the present value of expected future cash flows; (2) the fair value of collateral if the loan is determined to be collateral dependent or (3) the loan’s observable market price. The Company’s homogeneous loan pools include commercial real estate loans, real estate construction and land development loans, residential real estate loans, real estate other loans, commercial/financial/agricultural, industrial loans, and consumer loans. The general allocations to these loan pools are based on the historical loss rates for specific loan types and the

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
internal risk grade, if applicable, adjusted for both internal and external qualitative risk factors. The qualitative factors considered by management include, among other factors, (1) changes in local and national economic conditions; (2) changes in asset quality; (3) changes in loan portfolio volume; (4) the composition and concentrations of credit; and (5) effectiveness of the Company’s loan policies, procedures and internal controls. The total allowance established for each homogeneous loan pool represents the product of the historical loss ratio (as adjusted for qualitative factors) and the total dollar amount of the loans in the pool.
The following tables detail activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2020 and 2019. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories. (Dollars in thousands)

December 31, 2020:	Real Estate	Commercial	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$2,554	$175	$154	$156	$3,039
Charge-offs	(4)	(294)	(55)	—	(353)
Recoveries	1	386	32	—	419
Provision (Re-allocation)	463	(22)	53	106	600
Ending balance	$3,014	$245	$184	$262	$3,705
Ending balance – individually evaluated for impairment	$—	$—	$—	$—	$—
Ending balance – collectively evaluated for impairment	$3,014	$245	$184	$262	$3,705
Loans:
Ending balance	$287,272	$37,027	$2,048	$—	$326,347
Ending balance - individually evaluated for impairment	$—	$—	$—	$—	$—
Ending balance – collectively evaluated for impairment	$287,272	$37,207	$2,048	$262	$326,347

December 31, 2019:
Allowance for loan losses:
Beginning balance	$2,775	$200	$39	$28	$3,042
Charge-offs	(18)	(108)	(81)	—	(207)
Recoveries	19	110	36	—	165
Provision (Re-allocation)	(222)	(27)	160	128	39
Ending balance	$2,554	$175	$154	$156	$3,039
Ending balance – individually evaluated for impairment	$—	$—	$—	$—	$—
Ending balance – collectively evaluated for impairment	$2,554	$175	$154	$156	$3,039
Loans:
Ending balance	$293,930	$38,122	$2,320	$—	$334,372
Ending balance - individually evaluated for impairment	$—	$—	$—	$—	$—
Ending balance – collectively evaluated for impairment	$293,930	$38,122	$2,320	$—	$334,372
A description of the general characteristics of the risk grades used by the Company is as follows:
Pass: Loans in this risk category involve borrowers of acceptable-to-strong credit quality and risk who have the apparent ability to satisfy their loan obligations. Loans in this risk grade would possess sufficient mitigating factors,

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
such as adequate collateral or strong guarantors possessing the capacity to repay the debt if required, for any weakness that may exist.
Watch: Loans in this risk grade are the equivalent of the regulatory definition of “Other Assets Especially Mentioned” classification. Loans in this category possess some credit deficiency or potential weakness, which requires a high level of management attention. Potential weaknesses include declining trends in operating earnings and cash flows and /or reliance on the secondary source of repayment. If left uncorrected, these potential weaknesses may result in noticeable deterioration of the repayment prospects for the asset or in the Company’s credit position.
Substandard: Loans in this risk grade are inadequately protected by the borrower’s current financial condition and payment capability or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the orderly repayment of debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful: Loans in this risk grade have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or orderly repayment in full, on the basis of current existing facts, conditions and values, highly questionable and improbable. Possibility of loss is extremely high, but because of certain important and reasonably specific factors that may work to the advantage and strengthening of the exposure, its classification as an estimated loss is deferred until its more exact status may be determined.
Loss: Loans in this risk grade are considered to be non-collectible and of such little value that their continuance as bankable assets is not warranted. This does not mean the loan has absolutely no recovery value, but rather it is neither practical nor desirable to defer writing off the loan, even though partial recovery may be obtained in the future. Charge-offs against the allowance for loan losses are taken in the period in which the loan becomes uncollectible. Consequently, the Company typically does not maintain a recorded investment in loans within this category.
The following tables summarize the risk category of the Company’s loan portfolio based on the most recent analysis performed as of December 31, 2020 and 2019 (dollars in thousands):

December 31, 2020:	Pass	Watch	Substandard	Doubtful	Total
Real estate mortgages:
Commercial	$160,737	$15,298	$1,104	$—	$177,139
Construction and land development	43,650	5,829	58	—	49,537
1-4 family first mortgage	42,502	2,840	4,429	—	49,771
Other	10,356	159	310	—	10,825
Commercial, financial, and agricultural	35,293	1,730	4	—	37,027
Consumer	1,821	26	201	—	2,048
Total	$294,359	$25,882	$6,106	$—	$326,347

December 31, 2019:
Real estate mortgages:
Commercial	$154,105	$11,290	$1,582	$—	$166,977
Construction and land development	47,751	41	76	—	47,868
1-4 family first mortgage	56,833	2,602	5,521	—	64,956
Other	13,569	74	486	—	14,129
Commercial, financial, and agricultural	37,788	328	6	—	38,122
Consumer	2,125	15	180	—	2,320
Total	$312,171	$14,350	$7,851	$—	$334,372

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
A loan is considered past due if any required principal and interest payments have not been received as of the date such payments were required to be made under the terms of the loan agreement. Generally, management places loans on non-accrual when there is a clear indication that the borrower’s cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 90 days past due. The following tables present the aging of the recorded investment in loans and leases as of December 31, 2020 and 2019 (dollars in thousands):

	Past Due Status (Accruing Loans)
December 31, 2020:	Current	30-89 Days	90+ Days	Total	Non-accrual	Total
Real estate mortgages:
Commercial	$176,787	$223	$—	$177,010	$129	$177,139
Construction and land development	49,514	4	—	49,518	19	49,537
1-4 family first mortgage	46,435	714	—	47,149	2,622	49,771
Other	10,694	—	—	10,694	131	10,825
Commercial, financial, and agricultural	37,027	—	—	37,027	—	37,027
Consumer	1,880	12	—	1,892	156	2,048
Total	$322,337	$953	$—	$323,290	$3,057	$326,347

December 31, 2019:
Real estate mortgages:
Commercial	$166,253	$242	$—	$242	$482	$166,977
Construction and land development	47,823	12	—	12	33	47,868
1-4 family first mortgage	60,023	1,565	—	1,565	3,368	64,956
Other	13,673	248	—	248	208	14,129
Commercial, financial, and agricultural	38,117	5	—	5	—	38,122
Consumer	2,134	9	—	9	177	2,320
Total	$328,023	$2,081	$—	$2,081	$4,268	$334,372
A loan held for investment is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (both principal and interest) according to the terms of the loan agreement. The Company established a threshold of $500,000 for individual impairment testing of loans and designated a 10% reserve for all nonaccrual loans under that threshold for the years ended December 31, 2020 and 2019.
There were no impaired loans that met the Company’s established threshold at December 31, 2020 and 2019.
At December 31, 2020 and 2019, impaired loans included loans that were classified as Troubled Debt Restructurings “TDRs”. The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession.
In assessing whether or not a borrower is experiencing financial difficulties, the Company considers information currently available regarding the financial condition of the borrower. This information includes, but is not limited to, whether (i) the debtor is currently in payment default on any of its debt; (ii) a payment default is probable in the foreseeable future without the modification; (iii) the debtor has declared or is in the process of declaring bankruptcy and (iv) the debtor's projected cash flow is sufficient to satisfy contractual payments due under the original terms of the loan without a modification.
The Company considers all aspects of the modification to loan terms to determine whether or not a concession has been granted to the borrower. Key factors considered by the Company include the debtor's ability to access funds at a market rate for debt with similar risk characteristics, the significance of the modification relative to unpaid principal balance or collateral value of the debt, and the significance of a delay in the timing of payments relative to

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
the original contractual terms of the loan. The most common concessions granted by the Company generally include one or more modifications to the terms of the debt, such as (i) a reduction in the interest rate for the remaining life of the debt, (ii) an extension of the maturity date at an interest rate lower than the current market rate for new debt with similar risk, (iii) a temporary period of interest-only payments, and (iv) a reduction in the contractual payment amount for either a short period or remaining term of the loan. There were $110,000 and $132,000 troubled debt restructurings as of December 31, 2020 and 2019. Of the nonaccrual loans at December 31, 2020 and 2019, $110,000 and $132,000, respectively, met the criteria for a TDR. A loan is placed back on accrual status when both principal and interest are current and it is probable that the Company will be able to collect all amounts due (both principal and interest) according to the terms of the loan agreement.
The CARES Act provides temporary relief from accounting for certain pandemic-related loan modifications as a troubled debt restructuring (TDR). During 2020, approximately $58,100,000 of loans requested modifications as a result of the pandemic. As of December 31, 2020, all previously modified loans except for approximately $523,000 were back to their original terms and performing.
There were no loans modified into a TDR during the years ending December 31, 2020 and 2019. The Company has no additional commitments to lend additional funds to any of the related debtors whose terms have been modified in a TDR.
In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the years ended December 31, 2020 and 2019 are as follows (dollars in thousands):

	December 31,
	2020	2019
Balance, beginning of year	$257	$385
New	6,000	—
Advances	—	290
Repayments	(12)	(418)
Balance, end of year	$6,245	$257
(4)Premises and Equipment
Premises and equipment are summarized as follows (dollars in thousands):

	December 31,
	2020	2019
Land and improvements	$1,430	$1,430
Buildings	13,026	12,713
Leasehold improvements	441	441
Equipment	8,218	8,102
	23,115	22,686
Accumulated depreciation	14,534	13,824
	$8,581	$8,862
Leases
The Company leases certain branch and loan production office properties and equipment under operating lease agreements.
Rental expense under all operating leases amounted to $367,000, $350,000, and $362,000 for the years ended December 31, 2020, 2019, and 2018, respectively.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
As of January 1, 2019, the Company adopted ASU 2016-02 (Topic 842) on a prospective basis using the effective date method. The adoption of the new standard did not have a material impact on the consolidated financial statements; however, additional disclosures have been added in accordance with the ASU.
The operating lease ROU asset represents the right to use an underlying asset during the lease term, while the operating lease liability represents the obligation to make lease payments arising from the lease. The ROU asset and lease liability are recognized at lease commencement based on the present value of the remaining lease payments, considering a discount rate that represents the incremental borrowing rate. Operating lease expense is recognized on a straight-line basis over the lease term and is recognized in occupancy, equipment, and office in the accompanying consolidated statements of operations. As of December 31, 2020, the Company had recorded a right of use asset of $1,121,000 and right of use liability of $747,000. These amounts are included on the balance sheet in other assets and other liabilities, respectively.
The Company leases space under non-cancelable operating lease agreements for certain bank and nonbank branch facilities with remaining lease terms of 1 to 3 years. Certain lease arrangements contain extension options which typically range from 3 to 10 years at the then fair market rental rates. The lease asset and liability consider renewal options when they are reasonably certain of being exercised.
A summary of net lease cost and selected other information related to operating leases is as follows:

($ in thousands)	Year Ended December 31, 2020	Year Ended December 31, 2019
Net lease cost:
Operating lease cost	$703	$350
Variable lease cost	—	23
Net lease cost	$703	$373
Selected other operating lease information:
Weighted average remaining lease term (years)	2.09	2.30
Weighted average discount rate	3.0%	3.0%
Future minimum lease commitments on noncancelable operating leases are summarized as follows (dollars in thousands):

Years Ending December 31,
2021	$388
2022	306
2023	72
2024	—
Total future minimum lease payments	766
Less amount representing interest	(19)
Present value of net future minimum lease payments	$747
(5)Intangible Assets
Following is a summary of information related to intangible assets (dollars in thousands):

	As of December 31, 2020		As of December 31, 2019		As of December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit intangible	$1,959	$(929)	$929	$(929)	$929	$(921)

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
On December 30, 2020, the Company purchased certain loans of $1,130,000 and deposits of $28,178,000 from a commercial bank in Thomaston, Georgia for net cash received of $27,048,000. The purchase of deposits resulted in a core deposit intangible of $1,028,000 which will be amortized over the expected life of approximately 10 years.
The following reflects the activity in the mortgage servicing assets, net (dollars in thousands):

	2020	2019	2018
Beginning balance, net	$—	—	88
Amounts recognized upon sales	—	—	—
Amortization	—	—	(88)
Ending balance, net	$—	—	—
The following reflects the activity in the SBA mortgage serving assets, net (dollars in thousands):

	2020	2019	2018
Beginning balance, net	$84	108	124
Recorded servicing asset	—	—	—
Amounts recognized upon sales	—	—	—
Amortization	(23)	(24)	(16)
Ending balance, net	$61	84	108
The estimated amortization expense of all intangible assets in future years is as follows (dollars in thousands):

2021	$116
2022	116
2023	116
2024	116
2025	110
Thereafter	515
$1,089
(6)    Deposits
The composition of deposits is summarized as follows (dollars in thousands):

	December 31,
	2020	2019
Noninterest-bearing deposits	$130,268	103,154
Interest checking	260,849	186,244
Money market	44,426	33,888
Savings	51,953	44,328
Certificates of deposit	108,167	97,674
	$595,663	465,288

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
The aggregate amount of time deposits in denominations of $250,000 or more at December 31, 2020 and 2019 was $21,412,000 and $18,628,000, respectively. The scheduled maturities of time deposits at December 31, 2020 are as follows (dollars in thousands):

2021	$83,096
2022	13,195
2023	5,332
2024	3,340
2025	3,204
$108,167
Overdraft demand and savings deposits reclassified to loans totaled $44,000 and $102,000 at December 31, 2020 and 2019, respectively. At December 31, 2020 and 2019, the Company had no significant deposit relationships.
In the ordinary course of business, the Company holds the deposits of certain related parties, including directors, executive officers, and their affiliates. The interest rates on these deposit liabilities were substantially the same as rates prevailing at the time of the transaction for the type of deposit account. Those deposit liabilities amounted to approximately $16,391,000 and $9,459,000 as of December 31, 2020 and 2019, respectively.
(7)    Borrowings
As of December 31, 2020 and 2019, the Company had the following outstanding advances with the Federal Home Loan Bank of Atlanta (FHLB):

December 31, 2020:
Advance Date	Advance	Interest Basis	Current Rate	Maturity Date	Type
July 11, 2019	$10,000,000	Fixed	1.028%	July 11, 2029	Convertible
November 12, 2019	$20,000,000	Fixed	1.070%	November 9, 2029	Convertible
April 13, 2020	$7,500,000	Fixed	0.676%	October 19, 2022	Fixed Rate Hybrid
April 13, 2020	$7,500,000	Fixed	0.798%	October 19, 2023	Fixed Rate Hybrid

December 31, 2019:
Advance Date	Advance	Interest Basis	Current Rate	Maturity Date	Type
July 11, 2019	$10,000,000	Fixed	1.028%	July 11, 2029	Convertible
November 12, 2019	$20,000,000	Fixed	1.070%	November 9, 2029	Convertible
The advances require quarterly interest payments and are collateralized by FHLB stock and a blanket floating lien on residential real estate mortgage loans, which have a carrying balance of approximately $67,138,000 at December 31, 2020.
The Company had unused lines of credit totaling approximately $44,393,000 at December 31, 2020. These lines represent credit for overnight borrowings from correspondent institutions and availability under FHLB and correspondent bank lines of credit.
On October 24, 2019, the Company entered into an unsecured $8,000,000 revolving line of credit with a commercial bank with a maturity date of October 24, 2022. The line of credit is secured by the common stock of the Bank. At December 31, 2020 and 2019, the line had advances outstanding of $7,246,000 and $4,688,000, respectively. A portion of the loan proceeds ($650,000) were used to fund the debt service reserve account. Interest accrues on the outstanding principal at a per annum rate of Prime Rate plus 50 basis points (3.75% at December 31,

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
2020) and payments are remitted monthly. The balance outstanding in the debt service reserve/cash account was $650,000 at December 31, 2020. The funds in this account are restricted and the lender has a lien on the account.
(8)    Employee Benefit Plans
401(k), Profit Sharing Plan,
The Company maintains a defined contribution retirement plan (the “Plan”) for its officers and employees: the SouthCrest Financial Group, Inc. 401(k) and Profit-Sharing Plan (the “401(k) Plan”).
For 2018, the Company matched discretionary profit sharing contributions equal to 50% of the participants’ contributions up to 6% of the participants’ annual base salary and commissions/bonuses for those eligible to participate in the Plan. Effective August 2019, the Company increased the matching discretionary profit sharing contributions equal to 50% of the participants’ contributions up to 8% of the participants’ annual base salary and commissions/bonuses for those eligible to participate in the Plan. Effective May 2020, the Company suspended the matching contributions. The matching contributions were reinstated effective January 2021. In addition the Company approved a discretionary contribution of $144,000 for 2020 which will be paid in March 2021. Total contributions charged to expense for the years ended December 31, 2020, 2019 and 2018, were $213,000, $198,000, and $178,000 respectively.
Deferred Compensation Plan
The Company has a deferred compensation plan for death and retirement benefits for certain key officers. The estimated amounts to be paid under the deferred compensation plan have been funded through the purchase of life insurance policies on the officers. The balance of the policy cash surrender values at December 31, 2020 and 2019 is $23,009,000 and $22,456,000, respectively. Income recognized on the policies amounted to $553,000, $548,000, and $549,000 for the years ended December 31, 2020, 2019 and 2018, respectively. The balance of deferred compensation included in other liabilities at December 31, 2020 and 2019 is $416,000 and $411,000, respectively. Expense recognized for deferred compensation amounted to $5,000 for year ended December 31, 2020. Income recognized for deferred compensation amounted to $11,000 for the year ended December 31, 2019. The credit to expense for 2019 was the result of adjusting the service cost for a change in calculation of estimated net benefits to the participants.
Phantom Unit Plan
On December 13, 2019, the Company approved a Phantom Unit Plan and issued 181,500 units to key employees. During 2020, phantom units of 8,000 were forfeited. As of December 31, 2020, 173,500 phantom units are outstanding. The units will vest on the occurrence of a Change in Control, provided the grantee of the units remains in continuous service on the vesting date. The grantee of the units will be entitled to a cash payment equal to the number of units held on the vesting date multiplied by the change in control price, less any required withholding tax.
(9)    Stock Compensation Plan
The Company maintains the SouthCrest Financial Group, Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”), which provides for up to 549,000 shares of the Company’s stock to be awarded in the form of stock incentives. Nonqualified stock options and restricted stock shares may be granted under the Stock Incentive Plan. The exercise price of each option equals the market price of the Company’s stock on the date of grant. The stock options have vesting periods ranging from three to four years, and expire after ten years from the date of grant. Performance-based restricted shares vest over a three-year period in accordance with the performance schedule. If the performance criteria is not met, the restricted shares are forfeited. Time-based restricted shares vest over a three-year period. Change in control restricted shares vest (become non-forfeitable) upon the occurrence of a change in control of the Company. Compensation expense for restricted shares is based on the fair value of the Company’s common stock at the time of the grant. The value of restricted stock grants that are expected to vest is amortized into expense over the vesting periods. At December 31, 2020, 7,292 shares remained available for future grant. Compensation cost related to stock options and restricted stock shares that have been charged against income was

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
approximately $76,000, $193,000, and $178,000 for the years ended December 31, 2020, 2019, and 2018, respectively.
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. This model utilizes certain information, such as the interest rate on a risk-free security with a term generally equivalent to the expected life of the option being valued and requires certain other assumptions, such as the expected time an option will be outstanding until it is exercised or expired, to calculate the fair value of stock options granted.
There were no options granted during 2020, 2019 and 2018.
A summary of activity in the Stock Incentive Plan is presented below:

Stock Options:	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term
Outstanding at December 31, 2018	272,000	$6.20
Granted	—	$—
Exercised	(4,000)	$8.65
Forfeited	(2,500)	$7.97
Outstanding at December 31, 2019	265,500	$6.14
Granted	—	$—
Exercised	(8,000)	$5.11
Forfeited	(2,000)	$8.95
Outstanding at December 31, 2020	255,500	$7.23	5.0 years
Options exercisable at December 31, 2020	255,500	$7.23	5.0 years

Restricted Stock Shares:	Options	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2018	62,338	$10.46
Granted	106,586	$9.22
Vested	(330)	$10.10
Forfeited	(55,003)	$10.10
Outstanding at December 31, 2019	113,591	$9.32
Granted	6,000	$8.00
Vested	(3,495)	$10.92
Forfeited	(2,084)	$9.93
Outstanding at December 31, 2020	114,012	$9.19
The intrinsic value of the options exercised for 2020 and 2019 was $9,160 and $3,400, respectively. As of December 31, 2020, $842 in compensation cost related to share-based compensation arrangements had not been recognized and is expected to be recognized during 2021.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(10)    Income Tax
The components of income tax expense are as follows (dollars in thousands):

	Years Ended December 31,
	2020	2019	2018
Current
Federal	$—	—	(361)
State	—	—	—
Total current	—	—	(361)
Deferred
Federal	957	1,093	1,060
State	339	355	303
Total deferred	1,296	1,448	1,363
Valuation allowance	25	(5)	13
	$1,321	1,443	1,015
The Tax Cuts and Jobs Act repealed the alternative minimum tax (“AMT”). Current income tax benefit for the year ending December 31, 2018 of $361,000 is primarily due to reclassification to income taxes receivable of AMT credit carryforwards refundable as of December 31, 2018 pursuant to the TCJA.
The Company’s income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2020	2019	2018
Tax provision at statutory rate	$1,578	1,345	1,049
State income taxes, net of federal benefit	266	222	165
Tax-exempt income	(335)	(47)	(41)
Stock-based compensation	4	2	(19)
Change in valuation allowance	25	(5)	13
Life insurance death benefits	(115)	(115)	(115)
Other	(102)	41	(37)
Income tax expense	$1,321	1,443	1,015

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
The components of deferred income taxes are as follows:

	Years Ended December 31,
	2020	2019
Deferred tax assets:
Loan loss reserves	$937	769
Deferred compensation	105	104
Stock based compensation	178	159
State tax credit carryforward	627	602
Other real estate	13	—
Net operating loss carryforwards	3,728	5,212
Other	69	79
Valuation allowance	(647)	(622)
	5,010	6,303
Deferred tax liabilities:
Depreciation	317	289
Securities available-for-sale	2,559	245
	2,876	534
Net deferred tax asset	$2,134	5,769
The years 2017 through 2019 are still subject to audit for the Company’s Federal, Georgia, and Alabama income tax returns. No material tax uncertainties exist as of December 31, 2020 or 2019. At December 31, 2020, the Company had remaining net operating loss carryforwards of approximately $13.8 million for federal and $17.8 million for state income tax purposes which begin to expire in 2030, unless previously utilized.
In connection with assessing the ability of the Company to realize its net deferred tax asset, management considered probability based future taxable income calculations (five years) and tax planning strategies that could be used to generate taxable income. Additionally, asset quality trends and regulatory examination results and trends were factored into the evaluation. Management imposed a valuation allowance of $647,000 and $622,000 as of December 31, 2020 and 2019, respectively against certain components of the deferred tax asset related to certain state income tax credits and certain amounts of the operating loss carry forwards. These tax credit attributes have short carryforward periods which have a high risk of expiration and certain portions of the operating loss attributes at present cannot be deemed by accounting standards to meet the more likely than not criteria for realization because of statutory tax limitations affecting their use.
(11)    Commitments and Contingencies
Loan Commitments
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows (dollars in thousands):

	December 31,
	2020	2019
Commitments to extend credit	$82,939	70,690
Financial standby letters of credit	678	758
Commercial letters of credit	30	30
	$83,647	71,478
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies and is required in instances which the Company deems necessary.
At December 31, 2020 and 2019, the carrying amount of liabilities related to the Company’s obligation to perform under standby letters of credit was insignificant. The Company has not been required to perform on any standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2020, 2019, and 2018.
Contingencies
In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s consolidated financial statements.
(12)    Stockholders’ Equity
Preferred Stock
The Company is authorized to issue a total of 6,500,000 shares of preferred stock. As of December 31, 2020, 4,447,483 shares remain unallocated to any issue.
Preferred Stock Series AAA
On December 10, 2009, the stockholders approved the reclassification of certain shares of common stock to a new class of Series AAA preferred stock. All stockholders owning fewer than 2,000 shares of common stock received one share of Series AAA preferred stock for each share of common stock owned. Series AAA preferred stock has limited voting rights such as in the event of a merger, sale, or other change of control of the Company. Series AAA preferred stock will receive cash dividends in an amount 10% greater than any cash dividends paid on common stock and on any stock dividends at least equal to stock dividends paid on common stock.
Shareholders owning a total of 28,856 shares dissented from the reclassification process. During 2010, the Company purchased 26,356 shares of these for $191,000 and 2,500 shares were reclassified to common shares. Of the shares purchased, the Company reissued 22,056 common shares for total consideration of $134,000.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
During 2016, the Board of Directors voted to offer all holders of record of preferred AAA stock an opportunity to exchange all of their shares of preferred AAA stock for shares of common stock on a one-for-one basis. As a result, 901 shares of preferred AAA stock were exchanged for common shares in 2017. No shares of preferred AAA stock were exchanged for common shares in 2018. During 2019, the Board of Directors voted again to extend the opportunity to exchange shares. As a result, 2,242 shares and 8,072 shares of preferred AAA stock were exchanged for common shares in 2020 and 2019, respectively.
Preferred Stock Series D
On September 27, 2013, the Company sold 2,096,165 shares of Series D convertible perpetual preferred stock for $10,585,000 and 1,369,181 shares of common stock for $6,914,000 for total combined proceeds of $17,499,000. The Series D preferred stock ranks equal with common stock but is subordinate to the various preferred stock issued by the Company. The Series D preferred stock does not have the voting rights of common stock, except under very limited circumstances, but it has equal dividend rights with common. The Company has no right to redeem the preferred stock without the consent of the shareholder. Shares may be converted to common at a conversion ratio of one to one at the request of the shareholder provided that no holder will own more than 9.9% of the common stock. During 2019, 160,529 shares of preferred series D stock were converted to common shares at the request of the shareholders.
(13)    Concentration of Credit Risk
The Company originates primarily commercial, residential, and consumer loans to customers in its respective markets. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in the Company’s primary market area.
A substantial portion of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. Accordingly, the ultimate collectability of the loan portfolio and recovery of the carrying amount of foreclosed assets is susceptible to changes in real estate conditions in the Company’s primary market area. The other concentrations of credit by type of loan are set forth in Note 3.
The Bank's legal lending limit was approximately $9,325,000 as of December 31, 2020.
(14)    Regulatory Matters
The Company’s bank subsidiary is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2020, approximately $3,700,000 of dividends could be declared without regulatory approval.
On October 11, 2019, at a joint meeting of the Board of Directors of the Bank and the Company, the Bank’s Board of Directors approved a cash distribution of $5,000,000, subject to regulatory approval, to the Company. In addition, subject to receiving approval for the Bank’s payment of the cash distribution to the Company, the Company’s Board of Directors approved a special, one-time cash distribution of $0.50 per share or approximately $4,007,000 to the Company’s shareholders. The Bank and the Company received the appropriate regulatory approvals. The dividends were paid on December 10, 2019 to all shareholders of record as of November 26, 2019.
The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.
In September 2019, the FDIC finalized a rule that introduced an optional simplified measure of capital adequacy known as the community bank leverage ratio (CBLR) framework. In order to qualify for the CBLR framework, the Bank must have a Tier 1 leverage ratio of greater than 9%, less than $10 billion in total consolidated assets, and limited amounts of off-balance-sheet exposures and trading assets and liabilities. The Coronavirus Aid, Relief, and Economic Security Act lowered the CBLR to 8% through December 31, 2020. Beginning in 2021, the CBLR will increase to 8.5% for the calendar year, before increasing back to 9% beginning January 1, 2022.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
As of December 31, 2020, the Company qualified for and elected to use the CBLR framework. An institution opting into the CBLR framework and meeting all requirements under the framework will be considered to have met the well-capitalized ratio requirements under the Prompt Corrective Action regulations and will not be required to report or calculate risk-based capital. As of December 31, 2019, the Bank reported capital ratios under the Basel III capital requirements which required the Company to maintain minimum amounts and ratios of Common Equity Tier 1, Tier 1, and Total capital to risk-weighted assets and of Tier 1 capital to average assets to ensure capital adequacy. As of December 31, 2020, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum regulatory capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The Bank’s actual capital amounts and ratios are presented in the following table for 2020 and 2019 (dollars in thousands):

	Actual		To be Well Capitalized
As of December 31, 2020:	Amount	Ratio	Amount	Ratio
Community Bank Leverage Ratio	$58,468	9.11%	$51,366	8.00%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2019:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to Risk Weighted Assets	$54,454	14.22%	$30,633	8.00%	$38,292	10.00%
Tier 1 (Core) Capital to Risk Weighted Assets	$51,420	13.43%	$22,975	6.00%	$30,633	8.00%
Common Equity Tier 1 (CET1)	$51,420	13.43%	$17,231	4.50%	$24,890	6.50%
Tier 1 (Core) Capital to Average Assets	$51,420	9.63%	$21,353	4.00%	$26,692	5.00%
(15)Fair Value of Financial Instruments
Determination of Fair Value
The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Fair Value Hierarchy
In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.
Level 1 -Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2 -Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.
Level 3 -Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The following methods and assumptions were used by the Company in estimating fair value measurements and disclosures for financial instruments:
Cash, Due from Banks, Interest-Bearing Deposits in Banks, and Federal Funds Sold
The carrying amounts of cash, due from banks, interest-bearing deposits in banks, and federal funds sold approximate fair values.
Investment Securities
Where quoted prices are available in an active market, the Company classifies the securities within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds and exchange-traded equities.
If quoted market prices are not available, the Company estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include GSE obligations and other securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, management classifies those securities in level 3.
The carrying amount of restricted equity securities with no readily determinable fair value approximates fair value.
Loans
For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair value for other loans are estimated using discounted cash flow analyses, using market interest rates for comparable loans. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Bank-Owned Life Insurance
The fair value of bank-owned life insurance approximates its carrying amount.
Deposits
The fair values disclosed for demand deposits (for example, interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.
Borrowings
The fair value of the Company’s FHLB advances is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using rates quoted for the same or similar issues or the current rates offered to the Company for debt of the same remaining maturities. The carrying amount of the Company’s other borrowings which consists of a line of credit approximates fair value due to its short-term.
Off-balance Sheet Credit-Related Instruments
Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. Because these instruments are generally short-term and made using variable rates, the carrying value and estimated fair value of these instruments are immaterial.
Assets Measured at Fair Value on a Recurring Basis
Assets measured at fair value on a recurring basis are summarized below (dollars in thousands):

	Fair Value Measurements Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value
December 31, 2020:
Assets:
Securities available-for-sale	$—	256,478	—	256,478

December 31, 2019:
Assets:
Securities available-for-sale	$—	131,397	—	131,397
Assets Measured at Fair Value on a Nonrecurring Basis
Under certain circumstances management makes adjustments to fair value for assets although they are not measured at fair value on an ongoing basis. The following tables present the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy for which a nonrecurring change in fair value has been recorded:

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements

	Fair Value Measurements Using
December 31, 2020:	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$—	—	—
Other real estate owned	—	—	447
Total	$—	—	447

December 31, 2019:
Impaired loans	$—	—	—
Other real estate owned	—	—	497
Total	$—	—	497
The estimated fair values and related carrying amounts of the Company’s financial instruments were as follows (dollars in thousands):

	December 31,
	2020		2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest- bearing deposits in other banks and federal funds sold	$87,430	87,430	44,259	44,259
Securities available-for-sale	$256,478	256,478	131,397	131,397
Securities held-to-maturity	$5,000	5,044	5,000	5,062
Restricted equity securities	$4,124	4,124	3,483	3,483
Loans, net	$322,979	332,188	331,595	336,962
Bank-owned life insurance	$23,009	23,009	22,456	22,456
Financial liabilities:
Deposits	$595,663	596,596	465,288	465,343
FHLB Advances	$45,000	44,787	30,000	29,437
Other borrowings	$7,246	7,246	4,688	4,688
Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time, the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Premises and equipment are significant assets that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimate.

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(16)Parent Company Financial Information
The following information presents the condensed balance sheets of SouthCrest Financial Group, Inc. as of December 31, 2020 and 2019 and the condensed statements of income and cash flows for each of the three years ended December 31, 2020 (dollars in thousands):
CONDENSED BALANCE SHEETS

	December 31,
	2020	2019
Assets
Cash	$1,412	1,117
Investment in subsidiary	68,482	55,175
Loans, net of allowance for loan losses	76	141
Other assets	2,172	2,097
Total assets	$72,142	58,530
Liabilities and Stockholders’ Equity
Borrowings	$7,246	4,688
Other liabilities	17	9
Stockholders’ equity	64,879	53,833
Total liabilities and stockholders’ equity	$72,142	58,530
CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
	2020	2019	2018
Income:
Interest	$13	10	16
Other income	6	—	241
Total income	19	10	257
Expenses:
Interest expense - borrowings	243	20	—
Other expense	64	82	227
Total expenses	307	102	227
(Loss) income before income tax and equity in undistributed loss of subsidiary	(288)	(92)	30
Income tax benefit (expense)	85	23	(19)
(Loss) earnings before equity in undistributed earnings of subsidiary	(203)	(69)	11
Equity in undistributed earnings of subsidiary	6,397	5,031	3,968
Net income	$6,194	4,962	3,979

SouthCrest Financial Group, Inc. and Subsidiary
Notes to Consolidated Financial Statements
CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2020	2019	2018
Operating activities:
Net income	$6,194	4,962	3,979
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed earnings of subsidiary	(6,397)	(5,031)	(3,968)
Stock-based compensation	—	—	178
Net gain on sales of investment securities AFS	—	—	(260)
Net loss on sales of other real estate owned	—	—	18
Depreciation	—	1	1
Increase in income tax receivable	—	—	20
Change in other assets and liabilities	(72)	(107)	28
Net cash used in operating activities	(275)	(175)	(4)
Investing activities:
Decrease in loans	65	7	7
Proceeds from sales of securities	—	—	460
Proceeds from sales of other real estate owned	—	—	95
Net cash provided by investing activities	65	7	562
Financing activities:
Proceeds from long term borrowings	2,558	4,688	—
Common stock dividends paid	(1,596)	(5,434)	(5,867)
Return of capital from subsidiary	—	5,000	7,000
Purchase treasury stock	$(457)	(5,149)	—
Net cash provided by (used in) financing activities	505	(895)	1,133
Net increase (decrease) in cash	295	(1,063)	1,691
Cash at beginning of year	1,117	2,180	489
Cash at end of year	$1,412	1,117	2,180